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                                   LUBOSHITZ,
                                 KASIERER & CO.

                                ARTHUR ANDERSEN


                      AUDITORS' REPORT TO THE SHAREHOLDERS

                                       OF

                            SOLMECS CORPORATION N.V.



We have audited the accompanying balance sheet of SOLMECS CORPORATION N.V. (the "Company") and the consolidated balance sheet of the Company and its subsidiary as of June 30, 1996, and the related statements of operations, changes in shareholders' deficiency and cash flows for the year then ended. These financial statements are the responsibility of the Company's Board of Directors and management. Our responsibility is to express an opinion on these financial statements based on our audit. The financial statements as of June 30, 1995 were audited by other auditors whose report dated September 14, 1995, included an explanatory paragraph regarding the Company's ability to continue as a going concern.

Except as discussed in the following paragraph, we conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether caused by an error in the financial statements or by an irregularity therein. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by the Company's Board of Directors and management, as well as evaluating the overall financial presentation. We believe that our audit provides a fair basis for our opinion.

As discussed in Note 11, a liability in the amount $200,000 was written off to income in a prior year. We were unable to obtain any documentary evidence supporting the writeoff or management's belief that the ability will not have to be repaid.

As more fully discussed in Note 2, the Company prepares its financial statements in U.S. dollars.

In our opinion, except for the effects of such adjustments, if any, as might have been determined to be necessary had we been able to obtain evidence regarding the liability described above, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of June 30, 1996, and the results of its operations, changes in shareholders' deficiency and its cash flows for the year then ended, in conformity with generally accepted accounting principles.

We draw attention to the matter discussed in Note 1. The Company has incurred substantial operating losses and has an accumulated deficient of approximately $12,201,000. The Company's ability to continue as a going concern is dependent on obtaining the financing necessary for its operations. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


                                        Certified Public Accountants (Isr.)

Beer-Sheva, September 27,1996